EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of January 1, 2008 by and between Cyclacel Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, and Paul McBarron (the “Executive”).

WHEREAS, Company desires to continue to retain the Executive’s services as its Executive Vice President, Finance, Chief Financial Officer, Chief Operating Officer and Secretary; and

WHEREAS, Company and the Executive are desirous of agreeing the terms and conditions of the Executive’s employment with the Company as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions herein contained, the parties hereby agree as follows:

1. Employment. Company hereby employs the Executive and the Executive accepts such employment according to the terms and conditions set forth in this Agreement.

2. Term. Except for earlier termination as hereinafter provided for, the term of the Executive’s employment hereunder shall be for a period commencing on January 1, 2008 (the “Commencement Date”) and continuing through January 1, 2011; the third anniversary of the Commencement Date. It is the intention of the Executive and Company that Executive has no entitlement to severance payments or any other benefits for non-renewal at the end of the Employment Term. Notwithstanding the foregoing, the Executive’s employment by the Company hereunder may be earlier terminated, subject to Section 9 hereof, upon the occurrence of any one of the following events: (i) the Company’s decision to terminate the Executive, (ii) the Executive’s decision to voluntarily resign or retire at any time or (iii) the parties’ mutual agreement in writing to terminate the Executive’s employment hereunder at any time. The period of time between the Commencement Date and termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Period”.

3. Position and Services. (i) The Executive will hold the position of Executive Vice President, Finance, Chief Financial Officer, Chief Operating Officer and Secretary. The Executive will report directly to the Company’s President and Chief Executive Officer and shall have such duties, responsibilities and authority with respect to such positions as are set forth in the Bylaws of the Company, which duties and responsibilities shall in all events include, but not be limited to, management responsibility for the operations, finance and administration of the Company.

(ii) The Executive will be expected to be in the full-time employment of the Company, to devote substantially all of his business time, attention and efforts to the performance of his duties hereunder. Notwithstanding the foregoing, the Executive may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any trade association, without seeking or obtaining approval from the Board and/or the President and Chief Executive Officer, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder or violate the non-competition provisions of Section 12 hereof.

(iii) The Executive expressly agrees that during the Employment Period he will not be interested, directly or indirectly, in any form, fashion or manner, as a partner, officer, director, advisor, employee, consultant, controlling stockholder or in any other form or capacity, in any other business or company, except that he would not be prohibited by Section 12 hereof to serve as (a) member of one other Board of Directors of a commercial organization, or (b) a member of one or more Boards of Directors or Trustees of a charitable organization, as may, upon advance notice from the Executive be approved by the Board in its discretion after consideration of possible conflicts, reputation(al) effects, time requirements and other interests of the Company.

In addition effective upon the Commencement Date, the Executive will be nominated to the Board for a term ending at the 2011 annual meeting. The Board will use its best efforts to cause the nomination of the Executive thereafter for reelection to the Board for successive terms, at every time at which directors are nominated to the stockholders for election, as long as the Executive serves as Vice President, Finance, Chief Financial Officer, Chief Operating Officer and Secretary unless the Executive declines such nomination in writing to the Board. As with all members of the Board, the Executive’s continuation as a director requires election as a director by the stockholders whenever directors are to be elected by the stockholders.

4. Base Salary. Company shall pay to the Executive an initial base salary at an annual rate of £174,000, subject to applicable income and employment tax withholdings and all other required and authorized payroll deductions and withholdings. The Executive’s salary shall be payable at the same time and basis as the Company pays its payroll in general. Increases in the Executive’s annual base salary during the Employment Period may be effected from time to time based upon the review and approval of the Compensation Committee of the Board (the “Compensation Committee”). During the Employment Period, the Executive’s base salary rate shall not be reduced below the initial base salary rate provided hereunder, nor below any increased base salary rate that may be effected as provided hereunder, except if the Board, in response to exceptionally adverse business circumstances makes a general temporary reduction in the compensation of the executives of the Company.

5. Annual Incentive Bonus. In addition to the Executive’s base salary as provided above, the Executive will be eligible for an annual cash incentive bonus for each calendar year of the Employment Period. The bonus for which the Executive is eligible for each such year will be based on a percentage of base salary and may be increased for above-plan performance as established by the Compensation Committee in its discretion and upon consultation with the Executive at the beginning of each year. The annual bonus hereunder will be payable based upon the satisfaction of performance criteria that will be established by the Compensation Committee in its discretion and upon consultation with the Executive at the beginning of each year, subject to the approval of the Board. Such performance criteria will include corporate performance goals consistent with the Company’s business plan for the year, as well as individual objectives for the Executive’s performance that may be separate from, but are consistent with, the Company’s business plan. The final determinations as to the actual corporate and individual performance against the pre-established goals and objectives, and the amount of the bonus payout in relationship to such performance, will be made by the Compensation Committee in its sole discretion. To the extent the Company awards the Executive a cash bonus, the bonus, if payable, shall be calculated and paid no later than two and a half months following the later of the close of the calendar or Company fiscal year to which such bonus relates.

6. Executive Benefits. The Executive shall be entitled to receive employment benefits in accordance with the Company’s benefit policies in effect from time to time, including, without limitation, personal pension plan, medical, dental and life insurance, accidental death, travel accident, short and long-term disability insurance, profit sharing, long-term incentive plans and 25 working days of paid vacation annually and 10 days of UK public holidays as laid down from time to time by the Company.

7. Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses incurred by him in connection with the performance of his services for the Company upon submission of expense reports and documentation in accordance with the Company’s policies. The Company may request additional documentation or a further explanation to substantiate any expense submitted for reimbursement, and retains the discretion to approve or deny a request for reimbursement. If an expense reimbursement is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Executive.

8. Indemnification. The Company shall indemnify the Executive in accordance with the Company’s By-laws. The Company agrees that it will make all commercially reasonable efforts to keep in full force and effect, for the duration of all applicable statute of limitations periods, directors and officers liability insurance policies on terms at least as favorable to the Executive as those in effect on the date hereof.

9. Termination. This Agreement does not grant the Executive any right or entitlement to be retained by the Company. In the event of termination by the Company of the Executive’s employment under the circumstances described below in this Section 9, the Executive shall be entitled to the severance pay and benefits so specified.

(a) Certain Definitions. For purposes of this Section 9, the following terms shall have the meanings given below:

(i) Termination For Cause. The employment of the Executive hereunder shall be deemed to have been terminated “For Cause” if the Company shall have terminated the Executive as a result of any of the following: (A) any act committed by the Executive which shall represent a breach in any material respect of any of the terms of this Agreement and which breach is not cured within thirty (30) days of receipt by the Executive of written notice from the Company of such breach; (B) improper conduct, consisting of any willful act or omission with the intent of obtaining, to the material detriment of the Company, any benefit to which the Executive would not otherwise be entitled; (C) gross negligence, consisting of wanton and reckless acts or omissions in the performance of the Executive’s duties to the material detriment of the Company; (D) addiction to drugs or chronic alcoholism or (E) any conviction of, or plea of nolo contendere to, a crime (other than a traffic violation) under the laws of the United States or any political subdivision thereof provided that the Executive receives a copy of a resolution duly adopted by a two thirds majority affirmative vote of the membership of the Board excluding the Executive, at a meeting of the Board called and held for such purpose after the Executive has been given reasonable notice of such meeting and has been given an opportunity, together with his counsel, to be heard by the Board, finding that in the good faith opinion of the Board the Executive was guilty of the conduct set forth and specifying the particulars thereof in detail.

(ii) Termination Without Cause. The employment of the Executive hereunder shall be deemed to have been terminated “Without Cause” upon (A) termination of employment by the Company for any reason other than the reasons specified in Section 9(a)(i) hereof as termination “For Cause” other than termination by virtue of the expiry of the Employment Period on 1 January 2011 or any specific extension thereof and the non-renewal of the Executive’s employment on the same terms, or (B) termination of employment by the Executive within thirty (30) days following a “Constructive Termination” event. For purposes hereof, the following shall constitute Constructive Termination events: (1) any removal of the Executive from the position of Vice President, Finance, Chief Financial Officer and Chief Operating Officer, (2) any substantive reduction of the Executive’s duties, responsibilities or authority, including any change in the Executive’s positions as Vice President, Finance, Chief Financial Officer and Chief Operating Officer that results in such a reduction, (3) a reduction by the Company in the Executive’s base salary in effect on the date hereof or as may be increased from time to time except if the Board in response to exceptional adverse business circumstances makes a general temporary reduction in the compensation of the executives of the Company, (4) a failure by the Company to continue any bonus plans in which the Executive is presently entitled to participate (the “Bonus Plans”) as the same may be modified from time to time but substantially in the form currently in effect, or a failure by the Company to continue the Executive as a participant in the Bonus Plans on at least the same basis as the Executive presently participates in accordance with the Bonus Plans (other than for customary yearly variations), (5) the Company’s requiring the Executive without the Executive’s express written consent to be based anywhere other than within 50 miles of the Executive’s present office location, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations, (6) a failure by the Company to offer Executive all benefits offered to all Company employees and (7) any purported termination of the Executive’s employment which is not effected pursuant to the terms of this Agreement. No such purported termination shall be effective.

The foregoing shall be treated as Constructive Termination events hereunder following the expiration of 30 days from the date the Executive has notified Company (within 90 days) of the occurrence of such event and the Executive’s intention to treat such event as a constructive termination and terminate the Executive’s employment on the basis thereof, provided that Company has not cured the constructive termination event before the expiration of such 30-day period.

(iii) Disability. The Executive shall be treated as having suffered a “Disability” if the Executive is prevented from performing his duties hereunder by reason of illness or injury for a period of either (A) six or more consecutive months from the First Date of Disability (as defined below) or (B) eight months in the aggregate during any 12-month period. The date as of which the Executive is first absent from employment as a result of such illness or injury shall be referred to herein as the “First Date of Disability”. Notwithstanding the foregoing, if and only to the extent that Executive’s disability is a trigger for the payment of deferred compensation, as defined in Section 409A of the Code, “disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.

(iv) Change in Control. A “Change in Control” shall be deemed to have taken place if:

(A) there shall be consummated any consolidation or merger of the Company in which Company is not the continuing or surviving corporation or pursuant to any transaction in which shares of the Company’s capital stock are converted into cash, securities or other property, or any sale, lease, exchange or other transfer in one transaction or a series of transactions contemplated or arranged by any party as a single plan of all or substantially all of the assets of the Company, or the approval of a plan of complete liquidation or dissolution of the Company adopted by the stockholders of the Company; or

(B) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall after the date hereof become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the voting power of all then outstanding securities of the Company having the right under ordinary circumstances to vote in an election of the Board (including, without limitation, any securities of the Company that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such person); or

(C) individuals who at the date hereof constitute the entire Board and any new directors whose election by the Board, or whose nomination for election by the Company’s stockholders, shall have been approved by a vote of at least a majority of the directors then in office who either were directors at the date hereof or whose election or nomination for election shall have been so approved (the “Continuing Directors”) shall cease for any reason to constitute a majority of the members of the Board.

(b) Termination Without Cause. In the event of termination of the Executive’s employment hereunder by Company “Without Cause” (other than for a Termination for a Change of Control hereinafter separately provided for) the Executive shall be entitled to the following severance pay and benefits:

(i) Severance Pay - severance payments in the form of continuation of the Executive’s base salary as in effect immediately prior to such termination for a period of 12 months following the effective date of such termination.

(ii) Benefits Continuation - continued coverage under the Company’s medical care and life insurance benefit plans in which the Executive is participating at the time of termination, on the same terms as applicable to other executive employees of the Company from time to time, over the same period with respect to which the Executive’s base salary is continued as provided in Section 9(b)(i) hereof; provided, however, that the Company’s obligation to provide such coverages shall be terminated if the Executive obtains substitute coverage from another employer of the Executive at any time during the continuation period; the Executive shall be obligated to notify Company of any such substitute coverage and the date of commencement thereof promptly upon obtaining any such coverage; and

(iii) Stock Options - all options to purchase shares of the Company’s common stock held by the Executive and which are vested immediately prior to termination of employment shall become exercisable for a period of six months following the effective date of termination of employment.

(iv) 409A Compliance - notwithstanding any other provision with respect to the timing of payments under Section 9(b), if, at the time of the Executive’s termination, the Executive is deemed to be a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under Section 9(b) which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the date of termination, at which time the Executive shall be paid an aggregate amount equal to six months of payments otherwise due to the Executive under the terms of Section 9(b) as applicable. After the first business day of the seventh month following the date of termination and continuing each month thereafter, the Executive shall be paid the regular payments otherwise due to the Executive in accordance with the terms of Section 9(b), as thereafter applicable.

(c) Termination following Change in Control. In the event of termination of the Executive’s employment within six months following a Change of Control the Executive shall be entitled to the following severance pay and benefits:

(i) Severance Pay - Severance payments in the form of continuation as the Executive’s base salary as in effect immediately prior to such termination for a period of twelve (12) months following the effective date of termination.

(ii) Benefits Continuation - continued coverage under the company’s medical care and life insurance benefit plans in which the Executive is participating at the time of termination, or the same terms as applicable to other executives of employees of the Company from time to time over the same period with respect to which the Executive’s base salary is continued as provided in Section 9(c)(i) hereof provided, however that the Company’s obligation to provide such coverages shall be terminated if the Executive attains substitute coverage from another employer at any time during the continuation period; the Executive shall be obligated to notify Company of any such substitute coverage and the date of commencement thereof promptly upon attaining any such coverage.

(iii) Stock Options - all options to purchase shares of the Company’s common stock held by the Executive shall be vested and be exercisable for a period of 18 months following the effective date of termination.

(iv) 280G Excise Tax - it is the intention of Executive and the Company that no payments made or benefits provided by the Company to or for the benefit of Executive under this Agreement or any other agreement or plan pursuant to which Executive is entitled to receive payments or benefits shall be non-deductible to the Company by reason of the operation of Section 280G of the Code (the “280G Excise Tax”), relating to golden parachute payments.

(A) The Company agrees that in the event any payments to Executive pursuant to this Agreement would result in a payment to Executive that would trigger any 280G Excise Tax, if appropriate and permissible, the Company shall first submit to its stockholders for approval the transaction that may result in the imposition of the 280G Excise Tax upon Executive in accordance with the regulations of the Internal Revenue Code governing shareholder approval of transactions giving rise to 280G Excise Tax liability.

(B) If the procedure set forth in Section 9(c)(iv)(A) is not available, if any payment, award, benefit or distribution by the Company to or for the benefit of Executive would be subject to the 280G Excise Tax or any corresponding provisions of state or local tax laws as a result of payment to Executive, or any interest or penalties are incurred by Executive with respect to such 280G Excise Tax, then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the 280G Excise Tax imposed upon the payments.

(d) Termination Upon Disability or Death. In the event of termination of the Executive’s employment hereunder on account of the Executive’s “Disability” or death, the Executive or the Executive’s heirs, estate or personal representatives under law, as applicable, shall be entitled to the following severance pay and benefits:

(i) Severance Pay - severance payments in the form of continuation of the Executive’s base salary as in effect immediately prior to such termination for a period of 12 months following the First Date of Disability, reduced by the amounts of any payments received from any short-term or long-term disability plan of the Company;

(ii) Benefits Continuation - the same benefits as provided in Section 9(c)(ii) above, to be provided during the Employment Period while the Executive is suffering from Disability and for a period of twelve (12) months following the effective date of termination of employment by reason of Disability; and

(iii) Stock Options - all options to purchase shares of the Company’s common stock held by the Executive which are exercisable immediately prior to termination of employment shall remain exercisable for a period of 12 months following the effective date of termination of employment.

(e) Other Terminations. In the event of termination of the Executive’s employment hereunder for any reason other than those specified in subsections (b) through (d) of this Section 9, but including termination by virtue of the expiry of the Employment Period and non-renewal of the Executive’s employment on the same terms, the Executive shall not be entitled to any severance pay, benefits continuation or stock option rights contemplated by the foregoing provisions of this Section 9, except as otherwise provided in the applicable benefit plans of the Company that cover the Executive.

(f) Accrued Rights. Notwithstanding the foregoing provisions of this Section 9, in the event of termination of the Executive’s employment hereunder for any reason, the Executive shall be entitled to payment of any unpaid portion of his base salary, computed on a pro-rata basis through the effective date of termination, and payment of any accrued but unpaid rights in accordance with the terms of any incentive bonus or employee benefit plan or program of the Company.

(g) Conditions to Severance Benefits. (i) As conditions of the Executive’s entitlement and continued entitlement to the severance payments and benefits provided by this Section 9, the Executive is required to (i) honor in accordance with their terms the provisions of Sections 10, 11 and 12 hereof and (ii) execute and honor the terms of a waiver and release of claims against the Company substantially in the form attached hereto as Exhibit A (as may be modified consistent with the purposes of such waiver and release to reflect changes in law following the date hereof) and compromise agreement in the form attached hereto as Exhibit B (as may be modified consistent with the purposes of such compromise agreement to reflect changes in law following the date hereof). The parties hereto agree that the Executive is under no affirmative obligation to seek to mitigate or offset the severance payments and benefits provided by this Section 9.

(ii) For purposes only of this Section, the Executive shall be treated as having failed to honor the provisions of Sections 10, 11 or 12 hereof only upon the passing of a resolution by a majority of the Board making such a determination following notice of the alleged failure by Company to the Executive, an opportunity for the Executive to cure the alleged failure for a period of thirty (30) days from the date of such notice and the Executive’s opportunity to be heard on the issue by the Board.

(iii) Stock Options - Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Executive continues to serve as a member of the Board following his termination of employment from Company, his rights with respect to the vesting and exercisability of the options shall continue in the same manner as other non-executive members of the Board.

10. Confidentiality. The Executive agrees that he will not at any time during the term hereof or thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Company (including the business of any unit thereof), including, without limiting the generality of the foregoing, the names of any of its customers, the prices at which it obtains or has obtained any products or services, the techniques, methods or systems of its operation or management, any customer proposals or other business opportunities, any information regarding its financial matters, or any other material information concerning the business of the Company, its manner of operation, its plans or other material data. The provisions of this paragraph shall not apply to (i) information disclosed in the performance of the Executive’s duties to the Company based on his good faith belief that such a disclosure is in the best interests of the Company; (ii) information that is public knowledge; (iii) information disseminated by the Company to others in the ordinary course of the Company’s business, in order to further such business, provided the recipient of such information agrees to be subject to a confidentiality obligation at least comparable to that herein; (iv) information or knowledge lawfully received by the Executive from a third party who, based upon due inquiry by the Executive, is not bound by a confidential relationship to the Company; or (v) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Executive.

11. Inventions. (i) To the extent that any of the Company’s current or future products or services relate to, embody or incorporate concepts, technology or products of any kind relevant to the Company or its subsidiaries or affiliates that the Executive directly or indirectly conceived or developed prior to the date hereof during the period of his employment by Company (“Prior Technology”), the Executive assigns in perpetuity to Company any and all of his rights, title and interests, if any, to utilize, without any cost to the Company, such Prior Technology, and the Executive agrees to assist Company in taking all action that may be reasonably required, at the Company’s expense, to secure for the Company the benefits of the Executive’s ownership or rights, if any, to use all such Prior Technology.

(ii) The Executive is hereby retained in a capacity such that the Executive’s responsibilities include the making of technical, managerial and promotional contributions of value to the Company. The Executive hereby assigns to Company all rights, title and interest in such contributions and inventions made or conceived by the Executive alone or jointly with others which relate to the business of the Company. This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. The Executive shall promptly and fully disclose all such contributions and inventions to the Company and assist the Company in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions will be the property of the Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Inventions conceived by the Executive which are not related to the business of the Company (as determined in good faith by the Board), will remain the property of the Executive.

12. Non-Competition. (i) the Executive agrees that he shall not during the Employment Period and for a period of one year after the termination or end thereof for any reason, without the approval of the Board which, after the end of the Employment Period, shall not unreasonably be withheld or delayed, directly or indirectly, alone or as partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or controlling stockholder (other than as provided below) of any Company or business, engage in any “Competitive Business” within the United States or within the United Kingdom and which directly competes with the business of the Company and/or Cyclacel Limited. For purposes of the foregoing, the term “Competitive Business” shall mean any business involved in the research, development, or sale of anticancer targeted therapeutics that are nucleoside analogues, CDK inhibitors or Aurora/VEGFR2 inhibitors and/or medicines for the treatment of radiation dermatitis or xerostomia or any other business in which the Company has been engaged up to and until the relevant time (as determined by the Board of Directors); provided that, this provision shall in no way prevent the Executive, after the end of the Employment Period, from being employed as a consultant.

(ii) Notwithstanding the provisions of clause (i) above or any other provision of this Agreement to the contrary, the Executive shall not be prohibited during the period applicable under clause (i) above from acting as a passive investor where (a) in the case of a Competitive Business being a public corporation, the Executive owns not more than five percent (5%) of the issued and outstanding capital stock or such higher percentage or amount as may be approved by the Board upon notice from the Executive prior to obtaining such interest; provided, however, that the Executive shall not be treated as having violated the provisions of this Section 12 if in good faith he is unaware that an entity in which he has an investment interest would be treated as a Competitive Business and, upon becoming aware of such involvement, the Executive makes reasonable efforts to divest himself of his interest in such business; (b) in the case of any employer or entity other than a Competitive Business that is engaged in, or whose affiliates are engaged in, the development or marketing of products or technologies that are directly or indirectly competitive with any product or technology that is developed or marketed or proposed to be developed or marketed by Company during the Employment Period, the Executive owns not more than five percent (5%) of the issued and outstanding capital stock; or (c) receiving stock, options or warrants from any entity with which the Executive can have a relationship pursuant to clause (i) above as part of the Executive’s compensation for services rendered or to be rendered.

13. Breach of Restrictive Covenants. The parties agree that a breach or violation of Sections 10, 11 or 12 hereof will result in immediate and irreparable injury and harm to the innocent party, who shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder.

14. Notices. Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and, if mailed, sent by registered mail, postage prepaid, to the party named at the address set forth below, or at such other address as each party may hereafter designate in writing to the other party:

Company:	200 Connell Drive #1500 Berkeley Heights, NJ 07922 Attention: Chairman of the Board
Executive:	c/o Cyclacel Pharmaceuticals, Inc. 200 Connell Drive #1500 Berkeley Heights, NJ 07922

Any such notices shall be deemed to have been delivered when served personally in the manner specified above.

15. Dispute Resolution. The parties shall waive trial by jury in any dispute between them.

16. Entire Agreement. (a) Change, Modification, Waiver. No change or modification of this Agreement shall be valid unless it is in writing and signed by each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. The failure of a party to insist upon strict performance of any provision of this Agreement in any one or more instances shall not be construed as a waiver or relinquishment of the right to insist upon strict compliance with such provision in the future.

(b) Integration of All Agreements. This Agreement constitutes the entire Agreement between the parties and is intended to be an integration of all agreements between the parties with respect to the Executive’s service with Company. Except as provided in Section 8 hereof concerning the Indemnification Agreement, any and all prior agreements between the Executive and the Company with respect to the Executive’s service with the Company are hereby revoked.

(c) Severability of Provisions. If for any reason any provision of this Agreement should be declared void or invalid, such declaration shall not affect the validity of the rest of this Agreement, which shall remain in force as if executed with the void or invalid provision eliminated.

17. Binding Effect. This Agreement shall be binding upon all parties hereto and their heirs, successors and assigns. This Agreement shall be assignable by Company to any entity acquiring all or substantially all of the assets of the Company.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, except that, and only to the extent applicable, England law shall govern the working conditions and the like.

19. Miscellaneous. (a) Form. As employed in this Agreement, the singular form shall include, if appropriate, the plural.

(b) Headings. The headings employed in this Agreement are solely for the convenience and reference of the parties and are not intended to be descriptive of the entire contents of any paragraph and shall not limit or otherwise affect any of terms, provisions, or construction thereof.

(c) Modifications. Notwithstanding any other provision with respect to the timing of payments under this Agreement, if, at the time of Executive’s expiration of the Employment Period, the non-renewal of the Executive’s employment is deemed to be dismissal or termination (within the meaning of the UK law or any other applicable law), limited only to the extent necessary to comply with the requirements of the UK law, any payment to which Executive may become entitled under the UK law will be withheld, but no later than the first (1st) business day of the 11th week following the expiration of the Employment Period, at which time the parties to this Agreement will be negotiate in good faith a mechanism effective under the UK law to carry out the intent and purpose of this Agreement.

20. Additional Terms of Statement of Main Terms and Conditions of Employment. The parties shall execute and deliver a Statement of Main Terms and Conditions of Employment as required by UK law and conforming, to the extent practicable, with the terms and conditions of the foregoing.

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

COMPANY:

By:	/s/ Spiro Rombotis
Name: Spiro Rombotis
Title: President & Chief Executive Officer

EXECUTIVE:

/s/ Paul McBarron
Paul McBarron

Exhibit A

Waiver and Release

A-1

Exhibit B

Compromise Agreement

B-1